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                                                                    Exhibit 23.1


              Consent of Independent Certified Public Accountants
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The Board of Directors and Shareholders of
 TranSwitch Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of TranSwitch Corporation of our reports relating to the consolidated balance sheets of TranSwitch Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, and on the related financial statement schedule, which reports appear in the December 31, 2000 Annual Report on Form 10-K of TranSwitch Corporation.


/s/ KPMG LLP


Stamford, Connecticut
September 27, 2001